Exhibit 23.3

Deloitte & Touche LLP Suite 2000 191 Peachtree Street NE Atlanta, GA 30303-1943 USA Tel: +1 404 220 1500 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2013, relating to the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows of CryoLife, Inc. and subsidiaries for the year ended December 31, 2012, appearing in the Annual Report on Form 10-K of CryoLife, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Atlanta, Georgia

August 5, 2015

Member of

Deloitte Touche Tohmatsu Limited